EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
EMDEON ANNOUNCES FOURTH QUARTER RESULTS
ELMWOOD PARK, NJ (February 22, 2007) — Emdeon Corporation (NASDAQ: HLTH) today announced financial results for the three months ended December 31, 2006.
Kevin Cameron, Chief Executive Officer of Emdeon, said: “2006 was a year of significant accomplishment for Emdeon. All of our business segments, as well as Emdeon Business Services, generated record results for both the fourth quarter and full year 2006. We substantially repositioned the company selling Emdeon Practice Services and 52% of Emdeon Business Services for $1.76 billion. We used the proceeds to dramatically reduce the number of shares outstanding. With these changes in Emdeon’s corporate structure, Emdeon shareholders effectively have a greater participation in the performance of WebMD.”
Key Financial Highlights
Revenue for the fourth quarter was $230.1 million. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the fourth quarter was $49.2 million or $0.16 per share. Income from continuing operations for the fourth quarter was $345.5 million or $1.14 per share and net income was $346.4 million or $1.14 per share. Revenue for 2006 was $1.1 billion. Adjusted EBITDA for 2006 was $208.1 million or $0.63 per share. Income from continuing operations for 2006 was $396.7 million or $1.25 per share and net income was $767.7 million or $2.37 per share.
Emdeon’s income from continuing operations and net income for the quarter and year ended December 31, 2006 reflect a gain of $352.3 million related to the sale of a 52% interest in its Emdeon Business Services segment. Net income for the year ended December 31, 2006 also includes a gain of $353.2 million, net of income taxes, on the sale of Emdeon Practice Services which was completed in September 2006.
As of December 31, 2006, Emdeon had approximately $648.8 million in cash and short-term investments on a consolidated basis, including $54.2 million in cash and short-term investments held by WebMD Health Corp., its 84.6% owned subsidiary. On February 6, 2007, Emdeon transferred to WebMD $140 million as reimbursement for Emdeon’s utilization of the portion of WebMD’s net operating loss carry-forwards used in the sale transactions involving Emdeon Practice Services and Emdeon Business Services. This transfer was made in accordance with the tax sharing agreement between the two companies.
Effects of Recent Transactions
On November 16, 2006, Emdeon completed the sale of a 52% interest in its Emdeon Business Services segment (excluding the ViPS business) to an affiliate of General Atlantic LLC. The transaction was structured such that Emdeon Corporation and General Atlantic have an equal number of board members. Emdeon’s income from continuing operations and net income for the quarter and year ended December 31, 2006 reflect a gain of $352.3 million for this transaction.

On December 4, 2006, Emdeon completed a tender offer, pursuant to which it purchased 129.2 million shares of Emdeon common stock, representing approximately 45% of the outstanding shares immediately prior to the tender offer, at $12.00 per share.
In comparing Emdeon’s results for the quarter and year ended December 31, 2006 with prior year periods, as presented in the attached financial statements, the following considerations under Generally Accepted Accounting Principles apply:
•	Emdeon Practice Services (which Emdeon sold to Sage Software in September 2006) is treated as a discontinued operation in the attached financial statements and its results are reported on the line “income from discontinued operations, net of tax” for all periods presented. That line includes, for the year ended December 31, 2006, a gain of $353.2 million, net of income taxes, on the sale of Emdeon Practice Services.

•	Emdeon Business Services is not treated as a discontinued operation because Emdeon retained a significant ownership interest. Accordingly, Emdeon Business Services is included in Emdeon’s consolidated financial results for the first 47 days of the fourth quarter (until the date of the sale transaction) and for the entire prior year period. For the remaining 45 days of the fourth quarter (from the date of the sale transaction through the end of the fourth quarter of 2006), Emdeon’s 48% portion of EBS’s income is reflected in the line item “Equity in earnings of EBS Master LLC”.

•	Emdeon’s financial results reflect the reclassification of ViPS as a separate business segment. Prior to the third quarter of 2006, ViPS had been reported as part of the Emdeon Business Services segment. Prior period results have been reclassified to reflect the current presentation.
In addition, the following considerations apply to calculations of per share amounts in the attached financial statements:
•	While the tender offer that was completed in December 2006 reduced the share count by 129.2 million shares, this reduction in our outstanding shares is not fully reflected in the earnings per share calculation for the quarter and year ended December 31, 2006 as the share count is calculated on a weighted average basis.

•	For the quarter and year ended December 31, 2006, the Company’s convertible notes are dilutive to earnings per share, and therefore in accordance with generally accepted accounting principles, the calculation of diluted earnings per share assumes the conversion of the notes into 42 million shares of common stock as of the beginning of the applicable periods and income from continuing operations and net income has been adjusted to exclude the interest expense associated with the notes (approximately $4.6 million and $18.4 million for the quarter and year ended December 31, 2006, respectively).
Segment Operating Results
WebMD segment revenue was $80.6 million for the fourth quarter compared to $49.1 million in the prior year period, an increase of 64.1%, driven by continued growth in online services. Segment Adjusted EBITDA was $22.3 million compared to $12.4 million, an increase of 79.3% over the prior year, primarily as a result of the increase in revenues.
ViPS segment revenue was $25.3 million for the fourth quarter compared to $24.0 million in the prior year period, an increase of 5.6%. The increase was attributable to an increase in consulting services and license revenue. Segment Adjusted EBITDA was $5.0 million compared to $4.9 million in the prior year period, an increase of 1.8%. Operating margins decreased slightly to 19.8% as a result of revenue mix.
Porex segment revenue was $21.2 million for the fourth quarter compared to $18.5 million in the prior year period, an increase of 14.6%. The increase was primarily attributable to strength in sales of industrial products in Europe and writing instrument components. Segment Adjusted EBITDA was $6.2 million compared to $4.7 million in the prior year period, an increase of 33.4%. Operating margins increased to 29.5% compared to 25.3% a year ago primarily as a result of the increase in revenues.

Emdeon Business Services segment revenue (from October 1 to November 16) was $103.1 million. Segment Adjusted EBITDA (from October 1 to November 16) was $25.4 million.
Financial Guidance
A schedule outlining Emdeon’s financial guidance for 2007 is attached to this press release.
Analyst and Investor Conference Call
As previously announced, Emdeon will host a conference call at 4:45 pm (ET) on February 22, 2007 to discuss its fourth quarter results. Investors can access the call via webcast at www.emdeon.com (in the About Emdeon section). A replay of the call will be available at the same web address.
About Emdeon
Emdeon Corporation’s (Nasdaq: HLTH) businesses are comprised of WebMD Health Corp, (Nasdaq: WBMD), ViPS and Porex. WebMD provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. ViPS provides healthcare data management, analytics, decision-support and process automation solutions and related information technology services to governmental, Blue Cross Blue Shield and commercial healthcare payers. ViPS’ solutions and services help its clients improve patient outcomes, increase customer satisfaction and reduce costs. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications. In addition, Emdeon owns a 48% minority interest in EBS Master LLC, which provides solutions that automate key business and administrative functions for healthcare payers and providers.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; difficulties in integrating acquired businesses; relationships with customers and strategic partners; difficulties in integrating acquired businesses; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, POREX® and ViPSSM are trademarks of Emdeon Corporation or its subsidiaries.
Emdeontm and Emdeon Business Servicestm are trademarks of Emdeon Business Services, LLC or its subsidiaries.

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